AgroFresh Awarded $31.1 Million in Damages in Connection with Federal Court Lawsuit Against Decco Post-Harvest, Inc. and its Parent Company, UPL Limited
Jury finds Decco and UPL liable for trade secret misappropriation and willful patent infringement

PHILADELPHIA, October 14, 2019-- AgroFresh Solutions, Inc. (NASDAQ: AGFS), a global leader in produce freshness solutions, was awarded a verdict of $31.1 million in damages by a jury in the United States District Court in Delaware in its litigation against Decco Post-Harvest, Inc. and Decco’s parent company, UPL Limited. The award is subject to any appeals that may be taken by the parties in the future. The verdict included a determination that UPL and Decco had willfully and maliciously misappropriated AgroFresh trade secrets, willfully infringed an AgroFresh patent, converted AgroFresh property, engaged in unfair competition, and interfered with AgroFresh’s contractual relationships. AgroFresh will petition the Court for an award of up to three times its compensatory damages based on the finding by the jury of a willful infringement.

“We are pleased with the verdict and the determinations about the conduct of Decco and its parent, UPL. AgroFresh remains committed to investing in proprietary innovations to offer its 3,900 customers unparalleled technology and service to improve fresh product quality and reduce food waste,” said Jordi Ferre, AgroFresh CEO.

Background

In an earlier ruling in June 2017, the Delaware Court had determined that AgroFresh was the owner of the TruPick patent, which had been developed by AgroFresh’s former consultant as a part of a joint venture with Decco. In the Court’s Opinion, the Court held that the relevant sections of the agreements between AgroFresh and its former consultant were “clear and unambiguous” and that under the terms of those agreements, AgroFresh’s former consultant automatically assigned to AgroFresh the TruPick patent and technology.

About AgroFresh

AgroFresh (NASDAQ: AGFS) is a leading global innovator and provider of science-based solutions, data-driven technologies and experience-backed services to enhance the quality and extend the shelf life of fresh produce. For more than 20 years, AgroFresh has been revolutionizing the apple industry and has launched new innovative solutions in a variety of fresh produce categories from bananas to cherries and citrus to pears. AgroFresh supports growers, packers and retailers by providing post-harvest solutions across the industry to enhance crop values while conserving our planet’s resources and reducing global food waste. Visit agrofresh.com to learn more.

For AgroFresh Solutions, Inc:
Media Inquiries:
Bill Lucas
Vice-President, Global Marketing
AgroFresh
wlucas@agrofresh.com
267-317-9201

Investor Relations Inquiries:
Jeff Sonnek
ICR
Jeff.sonnek@icrinc.com
646-277-1263